Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of Nanometrics Incorporated of our report dated February 25, 2019 relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in Nanometrics Incorporated’s Annual Report on Form 10-K for the year ended December 29, 2018. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

San Jose, California

August 15, 2019